Exhibit 10.4

November 4, 2024

David C. Elder

[Address Redacted]

Re: New Role Going Forward

Dear David:

At the outset, we thank you for your years of service to Glatfelter Corporation ("Glatfelter''). As we have discussed, the purpose of this letter agreement (this "Agreement") is to set out our mutual agreement regarding the terms and conditions of your go forward consulting role following the successful merger of certain business, operations and activities of Berry Global Group, Inc. with Glatfelter (the "Transaction"). Glatfelter is the surviving entity following the Transaction and was renamed Magnera Corporation ("Magnera").

Please review this Agreement carefully and, if you are m agreement with the terms contained herein, please sign and return it to me.

1. New Role and Term

(a) Your employment with Glatfelter/Magnera was terminated on the closing of the Transaction and your benefits, rights and obligations related to this termination are set out separately in a Separation Agreement and General Release ("Separation Agreement").

(b) For the period beginning on November 5, 2024 and ending January 31, 2025 (the "Transition Services Period"), you will serve as a consultant and independent contractor to Magnera on an as requested basis, not to exceed forty (40) hours per calendar month. During the Transition Services Period, you will assist in the transition of your role and in the transfer of your institutional knowledge and experience to your successor and other Magnera team members. Magnera may request an extension of the Transition Services Period but you must mutually agree to any such extension before it becomes effective.

(c) During the Transition Services Period, all services provided by you will be in the capacity of an independent contractor and, therefore, you will not be treated as an employee for employee benefit or federal tax purposes.

You will be reimbursed for all reasonable business expenses you incur during the Transition Services Period in accordance with Magnera's expense reimbursement policies.

2. Consulting Fee. During the Transition Services Period, you will be paid a consulting fee at the rate of $300 per hour, up to a maximum of $12,000 per calendar month (the "Consulting fee"). Magnera will pay each calendar month's Consulting Fee as a single lump sum within ninety (90) days following the end of such calendar month.

3. Other Agreements. This Agreement sets out the entire agreement between you and Magnera pertaining to the subject matter hereof. For the avoidance of doubt, this Agreement does not effect, amend, modify or otherwise impact the Separation Agreement.

4. Governing Law. This Agreement will be construed in accordance with the laws of the State of North Carolina without regard to choice or conflict of law principles. The language of all parts of this Agreement will be construed as a whole, according to its fair meaning, and not strictly for or against either party.

6. No Reliance. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

7. Assignment. Your rights and benefits under this Agreement are personal to you and therefore (a) no such right or benefit will be subject to voluntary or involuntary alienation, assignment or transfer; and (b) you may not delegate your duties or obligations hereunder. This Agreement will inure to the benefit of and be binding upon Magnera and its successors and assigns.

8. Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

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David, we appreciate your loyal service to Glatfelter over the years and greatly appreciate your willingness to assist with the transition as outlined in this Agreement.

Sincerely,

Magnera Corporation

/s/ Eileen L. Beck
Eileen L. Beck
EVP, Global Human Resources

AGREED TO:

/s/ David C. Elder
David C. Elder
Date: October 29, 2024